Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 dated October 9, 1998 and Form S-8 dated August 19, 2003 pertaining to the 1997 Stock Incentive Plan of Central European Distribution Corporation and Form S-3 dated April 23, 2003 pertaining to the common stock issued by Central European Distribution Corporation in private placement of our report dated March 11, 2004 relating to the financial statements of Central European Distribution Corporation included in the Form 10-K for the year ended December 31, 2003.

PricewaterhouseCoopers Sp. z o.o.

Warsaw, Poland

March 11, 2004